                                                              EXHIBIT 12

                                                     SOLUTIA INC.

                                COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES

                                                (DOLLARS IN MILLIONS)

                                                                   1998       1999       2000       2001        2002
                                                                   ----       ----       ----       ----        ----
Income (loss) from continuing operations, before income
  taxes and equity earnings (loss) from affiliates(1).......       $352       $262       $ (5)      $(111)      $(32)

Add:
    Fixed charges...........................................         58         62         85          83         98
    Amortization of capitalized interest....................          7          7          7           7          7
    Dividends from affiliated companies.....................         37         60         45          30         25

Less:
    Interest capitalized....................................         (6)       (13)       (17)         (2)        (1)
                                                                   ----       ----       ----       -----       ----
        Income as adjusted..................................       $448       $378       $115       $   7       $ 97
                                                                   ====       ====       ====       =====       ====

Fixed charges:
    Interest expensed and capitalized.......................         49         53         73          72         85
    Estimate of interest within rental expense..............          9          9         12          11         13
                                                                   ----       ----       ----       -----       ----
        Fixed charges.......................................       $ 58       $ 62       $ 85       $  83       $ 98
                                                                   ====       ====       ====       =====       ====

Ratio of Earnings to Fixed Charges(2).......................       7.72       6.10       1.35        0.08       0.99

--------
(1) Includes restructuring and other items of $17 million for the year ended December 31, 2002, $86 million for the year ended December 31, 2001, $107 million for the year ended December 31, 2000, and $61 million for the year ended December 31, 1999.

(2) Earnings for the years ended December 31, 2002, and 2001, would have to be $1 million and $76 million higher, respectively, in order to achieve a one-to-one ratio.
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